Advanced Emissions Solutions Announces Board Changes

HIGHLANDS RANCH, Colorado, April 11, 2018 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company" or “ADES”) today announced that two of its directors - A. Bradley Gabbard and Derek C. Johnson have chosen not to stand for re-election to the Company's Board of Directors (the "Board") at the Company's Annual Meeting of Stockholders to be held on June 19, 2018 ("Annual Meeting"). Both Messrs. Gabbard and Johnson will continue to serve as directors through the date of the Company's Annual Meeting of Stockholders to be held on June 19, 2018. As a result, the Board has evaluated the current needs of the Company and its stockholders with respect to membership on the Board and has voted to reduce the size of the Board from seven to five members, effective as of June 19, 2018. Messrs. Gabbard and Johnson have served as directors since 2012 and 2006, respectively.

L. Heath Sampson, President and CEO of ADES, commented, "On behalf of the Company and our Board, I want to personally thank Brad and Derek for their long and dedicated service to our Company and our shareholders. They have provided great service to our Company and I appreciate all their insight, judgment and hard work that they have provided to me, our Company and our other directors during their tenure. As the longest serving members of our Board, they have greatly assisted the Company in navigating some challenging times that we have experienced in the past few years, including the Company's restatements of its financial statements, strategic refocusing of the Company's objectives and the right-sizing of our Company consistent with strategic objectives. In addition, Mr. Gabbard directly assisted me in the Company's financial restatement process in serving additionally as our Chief Financial Officer on an interim basis in 2015 and 2016."

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized Bed boilers and Pulverized Coal boilers respectively.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com